UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016 (April 8, 2016)

Shenandoah Telecommunications Company
(Exact name of registrant as specified in its charter)

Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way
Edinburg, Virginia 22824
(Address of principal executive offices) (Zip Code)

(540) 984-4141
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Failure to Satisfy a Continued Listing Rule or Standard.

On April 12, 2015, Shenandoah Telecommunications Company (the “Company”) notified the NASDAQ Stock Market LLC (“NASDAQ”) of the resignation of Jonelle St. John from the board of directors (the “Board”) of the Company and that as a result of her resignation, the Company will no longer be in compliance with NASDAQ Listing Rule 5605(c)(2)(A), which requires that the audit committee of a listed company be composed of at least three independent directors. Prior to her resignation, Ms. St. John served as one of three members of the audit committee of the Board.

In its notification to NASDAQ, the Company confirmed that it is relying on the cure period specified in NASDAQ Listing Rule 5605(c)(4)(B) and that it expects that an independent member of the Board will be appointed to the audit committee within the specified cure period.

ITEM 5.02.	Departure of Directors or Certain Officers.

On April 8, 2016, Ms. St. John delivered written notice to the Company of her intent to resign from the Board effective April 15, 2016.

ITEM 5.03.	Amendments to Articles of Incorporation or Bylaws.

On April 12, 2016, the Board approved an amendment to Article II, Section 2 of the Amended and Restated Bylaws of the Company, effective as of April 15, 2016, to decrease the size of the Board from nine to eight members due to the vacancy resulting from Ms. St. John’s resignation. A copy of the Amended and Restated Bylaws of the Company is filed as Exhibit 3 hereto and incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
3	Amended and Restated Bylaws of Shenandoah Telecommunications Company, as amended effective April 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2016	SHENANDOAH TELECOMMUNICATIONS COMPANY

	By:	/s/ Raymond B. Ostroski
	Name:	Raymond B. Ostroski
	Title:	Vice President – Legal and General Counsel
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3	Amended and Restated Bylaws of Shenandoah Telecommunications Company, as amended effective April 15, 2016.